Exhibit 99.1

Thursday, May 24, 2007, 1:05 pm PT

Printronix Declares $0.10 Per Share Cash Dividend

IRVINE, CA., May 24, 2007 — Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced that at its May 23, 2007 meeting, the Board of Directors declared a quarterly cash dividend of $0.10 per share to be paid on June 19, 2007, to shareholders of record as of June 5, 2007. The cash required for the dividend will be approximately $668,000 based on approximately 6.7 million shares outstanding as of April 27, 2007.

The dividend declaration of $0.10 per share, which is consistent with the dividend rate paid for the previous three quarters, represents an increase of $0.03 per share, or 43%, compared with the dividends paid during fiscal year 2006.

“We are pleased to be able to continue the dividend payment that was started just two years ago,” said Robert Kleist, President and CEO of Printronix. “This quarterly dividend payment is a testament to the confidence of our Board in the Company’s continued financial strength, and demonstrates our commitment to enhancing shareholder value.”

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a world health epidemic occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company, the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix Inc. (NASDAQ: PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

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Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863
George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Investor Contact:	Media Contact:
EVC Group, Inc.	WunderMarx, Inc.
Douglas M. Sherk	Cara Good
415 / 896-6818	714 / 862-1112, extension 202
(dsherk@evcgroup.com)	(cara.good@wundermarx.com)
Jenifer Kirtland 415 / 896-2005 (jkirtland@evcgroup.com)